Calculation of Filing Fee Tables
F-3
CANADIAN IMPERIAL BANK OF COMMERCE /CAN/

Narrative Disclosure
The maximum aggregate offering price of the securities to which the prospectus relates is $81,527,860. The prospectus is a final prospectus for the related offering.